Telestone Technologies 2011 First-Quarter
Earnings Conference Call

Participants:

Han Daqing, Zhai Yue, Yu Xiaoli, Yuan Qi, Neil Nie, John Harmon

Introduction and Safe Harbor: John Harmon, CCG Investor Relations

Good morning and good evening to everyone in China.  Welcome to Telestone Technologies’ 2011 first-quarter conference call.  I am John Harmon of CCG Investor Relations. With us today are Telestone Technologies’ Chairman and CEO, Mr. Han Daqing, Chief Financial Officer, Ms. Xiaoli Yu, and Board Secretary, Ms. Ruby Zhai.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management’s remarks in this call contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to such risks such as, but not limited to, changes in the company’s product and sales & marketing strategy, targets for revenues, net income, sales of WFDS products, international sales, accounts receivable and DSOs, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Although the Company believes that the expectations in such forward-looking statements are reasonable, there is no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Monday, May 16, 2011.  Telestone Technologies assumes no obligation to update these projections in the future as market conditions change.

In this conference call, we will discuss adjusted non-GAAP financial measures.  These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  The Company’s adjusted financial measures may be defined differently than similar terms used by other companies.  Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.  Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results” in the earnings press release issued this morning.

For those of you unable to listen to the entire call at this time, today’s call is also being webcast and an archive will be available for one year.  Information on how to access the webcast is available in the press release issued this morning.

And now it’s my pleasure to turn the call over to Telestone Technologies’ Chairman, Mr. Han.

Opening Remarks:  Mr. Han Daqing, Chairman and CEO

Thank you, John.

Welcome everyone, and thank you for joining us.  I am pleased today to report another strong quarter for Telestone.  Revenues grew 30%, and we posted solid improvements in net income and earnings per share.  We had solid sales of WFDS products and we increased our sales to non-telecom-carrier customers in the first quarter.

We now have better visibility into our customers’ spending plans in 2011 and we expect revenues to grow about 30% this year.  We are also increasing our focus on collections in 2011, so as to prepare Telestone for even-faster growth in 2012, when we expect our sales to double.

I will give the call over to John who will provide some additional remarks on my behalf.

John?

Investor Conference Call—Opening Remarks: John Harmon, CCG IR

Thank you, Mr. Han.  I will now give the key points of the quarter and then I will provide a discussion of Telestone’s financials.

The following are the key points in Telestone’s business performance in the first quarter of 2011:

•	Revenues increased a solid 30% over the year-ago quarter, and gross and operating margins, net income, and earnings per share also increased versus the year-ago quarter
•	Telestone received significant revenue from non-telecom carrier customers, which is positive for the timing of receivables collection
•	In January, Telestone announced that it had received a $10 million contract to install a WFDS data network for the upcoming Beijing-Shanghai high-speed railway.
•
Also in January, Telestone announced that its Chairman and CEO, Mr. Han, had adopted a plan whereby he can purchase up to $5 million of the Company’s shares, and in late April, the Company announced his initial purchase of 100,000 shares; and finally,

•	Telestone is offering guidance for higher revenue and net income in 2011 and even higher revenues in 2012. The Company is also announcing goals for receivables collection and DSOs this year.

Now I will read Telestone’s first-quarter 2011 financial comments.

Operating revenues for the first quarter of 2011 ended March 31 were $14.5 million, up 30.0% year over year from $11.1 million in the first quarter of 2010.  Equipment sales comprised 48.3% of revenues and services accounted for 51.7% of revenue.  The first quarter of the year is typically seasonally soft for sales of telecommunications equipment, since carriers typically draft their capital-spending budgets for the year in the first quarter and due to the extended holiday around the Chinese New Year in February.

During the quarter, revenue from equipment sales increased 37.1% year over year to $7.0 million.  Sales of services increased 24.0% year over year to $7.5 million. The faster growth of equipment sales versus sales of professional services was mainly due to the additional sales realized from non-telecom operators. During the quarter, Telestone generated approximately $1.9 million of revenue from the sales of telecom products to non-telecom operators.

WFDS-enabled products were $3.3 million, up 13.7% year over year and accounted for 23.0% of sales for the first quarter of 2011. Telestone continues to expect revenue from WFDS-based products to account for 40% of sales in 2011. In the quarter, revenue from the “Big-3” telecom carriers—China Mobile, China Unicom, and China Telecom—amounted to 86.8% of quarterly revenue, compared to 98.3% in the year-ago quarter, showing increased revenue diversification. Telestone continues to expect international sales to account for 3% of total revenue in 2011.

Gross profit was $6.6 million, up 33.6% year over year.  Gross margins were 45.6%, up 1.2 percentage points from 44.4% in the year-ago period, owing to the increased sales of higher-margin WFDS products.

SG&A expense was $4.1 million, or 28.6% of total quarterly revenue, down 27.0% from $5.7 million, or 50.9% of total revenue, in the year-ago quarter.

Sales and marketing expense was approximately $2.1 million or 14.7% of sales in the quarter, as compared to $2.7 million, or 24.5% of the sales for the same period in 2010. The decrease of sales and marketing was mainly due to a decrease in stock-based compensation expense of approximately $0.5 million.  General and administrative expense was $2.0 million, or 13.9% of revenue for quarter, as compared to $2.9 million, or 26.4% of revenue for year-ago quarter. The decrease in G&A expense was mainly due to a $2.1 million decrease in stock-based compensation expenses, partly offset by the increase in rental expenses following the relocation of the Company’s headquarters in late 2010.

Operating income was $2.1 million in the first quarter of 2011, as compared to operating loss of $1.0 million in the first quarter of 2010.  The operating margin was 14.6% in the quarter, as compared to negative 9.1% in the year-ago quarter.

Net income in the first quarter was $1.6 million, or $0.13 per diluted share, as compared to net loss of $1.1 million in the first quarter of 2010, or a loss of $0.11 per share.  Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense, was $2.1 million, up 40.8% from the year-ago period.  Non-GAAP earnings per share were $0.17, versus $0.14 in the year-ago quarter.

Now turning to the balance sheet…

As of March 31, 2011, Telestone had $26.5 million in cash and cash equivalents, compared to $31.0 million at the end of 2010.  Inventory was $4.8 million on March 31, 2010, compared to $3.1 million on December 31, 2001.  Working capital was $111.7 million at the end of March 31, 2011, versus $109.6 million at the end of 2010.  As of March 31, Telestone had $11.1 million in short-term debt as well as $42.4 million in accounts payable at the end of first quarter of 2011.  Shareholders' equity totaled $118.9 million compared to $116.9 million at the end of 2010.  Cash used in operating activities was $5.6 million, as compared to cash used in operating activities of $1.1 million in the year-ago quarter.

At the end of the first quarter of 2011, Telestone’s accounts receivable were $198.0 million, versus $192.5 million at the end of 2010. The increase in receivables was mainly due to the rapid increase in sales in 2010, in which revenues grew 83.2% year over year sales versus 2009. In addition, receivables have historically been seasonally high in the first quarter of the year, which follows the seasonally strongest fourth quarter for sales.

Now I would like to offer comments on Telestone’s business outlook…

Since Telestone’s last earnings conference call on at the end of March, the Chinese carrier capital-spending environment has become clearer, carriers have drafted their annual budgets, and Telestone is now able to provide its outlook for 2011 and 2012.

For the full-year 2011, Telestone expects revenues to increase by about 30% to approximately $171 million. The Company expects full-year 2011 net income to increase by about 10% to approximately $27.5 million or $2.22 per diluted share.  The relatively lower expected growth in net income is due to planned investment in expanding Telestone’s sales and marketing staff in order to achieve the Company’s goals for international expansion and sales to non-telecom carrier customers, and this EPS figure also reflects a higher share count due to the November 2010 secondary offering.  Telestone continues to expect revenue from WFDS-based products to account for 40% of the company’s total revenue in 2011 and also continues to expect revenue from overseas to account for 3% of total revenue in 2011.

In 2012, the company also expects revenues to double to approximately $342 million.  In order to more effectively control accounts receivable, Telestone will increase its focus on collections in 2011 The Company expects to collect RMB 800 million (approximately $123.1 million) of accounts receivable in 2011 and maintain DSOs within the range of 360 to 400 days at the end of the year.

Thank you for listening, and we would now like to open the call to your questions.

Operator?

(Q&A session)

Closing Remarks: John Harmon, CCG Investor Relations

On behalf of Telestone Technologies’ management team, we would like to thank you for your interest and participation on this call.  Thanks again for joining us on this call.

Operator?